CERTICATE OF AMENDMENT
                                       OF
                            ARTICLES OF INCORPORATED

                    CHARTER COMMNICATIONS INTERNATIOANL, INC.



     We the undersigned Gary D. Morgan, President, and Charles M. Cushing, Secretary of Charter Communications International, Inc., do hereby certify:

     That the Board of Directors of said corporation at a meeting duly convened, held on the 7th day of August, 1998, adopted a resolution to amend the original articles of incorporation as follows:

     Article  I  is  hereby  amended  to  read  as  follows:

                                   "Article I

                                      "Name

     The name of the corporation is Pointe Communications Corporation (hereinafter referred to as the "Corporation")".

     Article  V  is  hereby  amended  as  follows:

                                   "Article V

                                    "Capital

     "The aggregated number of shares which the Corporation shall have the authority to issue is one hundred million (100,000,000) shares of a par value of one one-thousandth of one cent ($0.00001), which shares shall designed "Common Stock," and one hundred thousand (100,000) shares of a par value of one cent ($0.01), which shares shall be designated "Preferred Stock." Both the Common Stock and the Preferred Stock may be subdivided and issued in series pursuant to resolutions of the Board of Directors, in its discretion, may determine to be appropriate."

     The  rest  of  Article  V  remains  uncharged.

     The number of shares of shares of the corporation outstanding and entitled to vote on an amendment to the Articles of Incorporation is 44,008,960, the said change(s) and amendment have been consented to and approved by a majority vote of the stockholders at a duly constituted meeting of the stockholders held on August 31, 1998.


                              Gary  D.  Morgan,  President



                              Charles  M.  Cushing,  Secretary

State  of  Texas
County  of  Harris


                              Signature  of  Notary

     On September 14, 1998, personally appeared before me, a Notary Public, Gary
D. Morgan, President of Charter Communications International, Inc., who acknowledged before me that he executed the above instrument.



State  of  Georgia
County  of  Fulton

     On September 15, 1998, personally appeared before me, a Notary Public, Charles M. Cushing, Secretary of Charter Communications International, Inc., who acknowledged before me that he executed the above instrument.


                              Signature  of  Notary




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